Exhibit 99.1

December 5, 2016

Western Uranium Corporation Announces Attendance at Vancouver Resource Investment Conference 2017; Colorado CDPHE Issues Decision on Regulating Proposed Ablation Operations at the Sunday Mine

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) announces that directors of Western will be attending the Vancouver Resource Investment Conference 2017 to be held in Vancouver, British Columbia, Canada on January 22-23, 2017 sponsored by Cambridge House International.

Company representatives will be available for meetings with shareholders and stakeholders. If you wish to meet with Western representatives, please email the Company’s Investor Relations department at ir@western-uranium.com to set up a meeting.

As previously disclosed in the November 3, 2016 news release, the United States Nuclear Regulatory Commission (the “NRC”) has provided an unsupported advisory opinion (the "Advisory Opinion") to the Colorado Department of Public Health and the Environment (the “CDPHE”) on the requested matters relating to the production of U308 utilizing ablation mining technology - an Advisory Opinion with which Western's expert regulatory counsel do not agree.

On December 1, 2016, Western received a CDPHE decision letter regarding the regulation of ablation mining technology (AMT) through a milling license for the Company’s proposed conventional mining operation at Sunday Mine. Further the decision provisions for consideration of alternative disposal methods subject to the approval of both the CDPHE and NRC because the wastes have been documented to possess significantly less radiological and hazardous risk than typical uranium mill tailings. The CDPHE regulatory determination follows the Advisory Opinion provided by NRC and allows the Company to continue pilot testing of AMT under the qualifications for a source material general license. This determination provides Western new regulatory certainty as to how to proceed to fully leverage the multiple potential applications of AMT to uranium recovery operations, site remediation, environmental cleanup, and other applications. Western remains committed to the development of AMT in accordance with appropriate regulatory requirements whether it is deployed in conjunction with an existing uranium mill license, at uranium mine sites as a mobile mill pursuant to an amendment to an existing uranium mill license, or used for the primary purpose of the environmental remediation of accumulations of mine waste-rock, protore, and low grade stockpiles.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com